                                                                  EXHIBIT 10(aa)

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated as of July 3, 1998 (the "Agreement"), is entered into by and among TEAM, INC., a Texas corporation ("Team"), R. LEROY AND PAULA BENHAM, both of whom are individual residents of the State of Oregon (the "Benhams"), THE CLIMAX PORTABLE MACHINE TOOLS, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST (the "ESOP"), which is a qualified plan under Section 401(a) of the Code (defined below) and an exempt trust under
Section 501(a) of the Code, PHILLIP R. EDIN, TRUSTEE OF THE PHILLIP EDIN LIVING TRUST U/T/A DATED NOVEMBER 25, 1996, a trust created under the laws of the State of Oregon (the "Edin Trust"), and TERRY W. WEIGEL, an individual resident of the State of Oregon ("Weigel"). The Benhams, the ESOP, the Edin Trust and Weigel are referred to collectively herein as the "Sellers" and individually as "Seller." Team and the Sellers are referred to collectively herein as the "Parties."

                                  INTRODUCTION

          This Agreement contemplates a transaction in which Team will purchase from the Sellers, and the Sellers will sell to Team, all of the outstanding capital stock that the Sellers own of Climax in return for the consideration provided below.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   AGREEMENT

1.       Definitions.

         1.1. "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         1.2. "Adverse Consequences" means the dollar amount of any and all losses suffered by and/or to be suffered by the Party who is entitled to be indemnified pursuant to Section 9 as the result of a breach of a representation, warranty and/or covenant by the other Party, including all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, including expenses of defending and/or pursuing a Third Party Claim, and which relate to facts or circumstances arising on or prior to the Closing Date. The Parties shall take into account Tax benefits, insurance proceeds (reasonably certain of receipt and utility in each case), and the time cost of money
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(using the Applicable Rate as of the date the claim is paid as the discount rate) in determining Adverse Consequences.

         1.3. "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.4. "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

         1.5. "Alsana" means Alsana, Inc. d/b/a Otto Tool Company, a California corporation.

         1.6.    "Alsana Bonus" has the meaning set forth in Section 6.10 below.

         1.7. "Alsana Documents" means the following documents: that certain Stock Purchase Agreement, by and among Climax, Alan S. Avis, Jr., Brian
E. Rodman, Bennie G. Crisp, and Patricia L. Avis, dated September 3, 1997; that certain Buy-Sell Agreement, by and among the same parties, also dated September 3, 1997; that certain Settlement Agreement, Release and Termination of Buy-Sell Agreement, by and among the same parties, dated May 21, 1998; that certain Affidavit of William Bianca, dated May 20, 1998; that certain Release by Kinetic Systems, Inc., a California corporation, dated May 20, 1998; that certain Agreement and Bill of Sale Regarding Gardner-Denver Air Compressor, by Alsana and Bar Fitting & Valve Corporation, dated May 21, 1998; that certain $404,556 Promissory Note, by Climax in favor of Alan S. Avis, Jr. and Patricia
L. Avis, as community property, dated May 21, 1998; that certain $35,000 Promissory Note, by Climax in favor of Alan S. Avis, Jr., dated May 21, 1998; that certain $98,972.74 Promissory Note by Alsana in favor of Alan S. Avis, Jr., dated September 5, 1997; and that certain $249,278.03 Promissory Note by Alsana in favor of Alan S. Avis, Jr. and Patricia L. Avis as community property, dated September 3, 1997.

         1.8. "Alsana Litigation" has the meaning set forth in Section 9.8 below.

         1.9. "Applicable Rate" means the corporate prime rate of interest published from time to time in the national edition of The Wall Street Journal.

         1.10.   "Audit" has the meaning set forth in Section 6.10 below.

         1.11.   "Audit Report" has the meaning set forth in Section 6.10 below.

         1.12.   "Audited Financial Statements" has the meaning set forth in
Section 6.10 below.



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         1.13.   "Basis" means any past or present fact, situation,
circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         1.14. "Cash" means payment by bank cashier's check, by wire transfer or delivery of other immediately available funds.

         1.15. "Climax" means Climax Portable Machine Tools, Inc., an Oregon corporation.

         1.16. "Climax Auditor" has the meaning set forth in Section 6.8 below.

         1.17. "Climax Share" means any share of the common stock, without par value, of Climax.

         1.18.   "Closing" has the meaning set forth in Section 2.3 below.

         1.19.   "Closing Date" has the meaning set forth in Section 2.3 below.

         1.20.   "Code" means the Internal Revenue Code of 1986, as amended.

         1.21. "Confidential Information" means any information concerning the businesses and affairs of Climax and its Subsidiaries that is not already generally available to the public.

         1.22. "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

         1.23. "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

         1.24.   "Delivery Date" has the meaning set forth in Section 4 below.

         1.25. "Disclosure Schedule" has the meaning set forth in Section 4 below.

         1.26. "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.





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         1.27.   "Employee Pension Benefit Plan" has the meaning set forth in
ERISA Sec. 3(2).

         1.28. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         1.29. "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         1.30. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.31. "ESOP Contribution" has the meaning set forth in Section 6.9 below.

         1.32. "Escrow Agent" means West Coast Trust Co., Inc., d/b/a West Coast Trust.

         1.33. "Escrow Agreement" means that certain Escrow Agreement in substantially the form of Exhibit F hereto.

         1.34. "Escrowed Property" has the meaning set forth in Section 2.4 below.

         1.35.   "Excess Loss Account" has the meaning set forth in Treas. Reg.
Section 1.1502-19.

         1.36. "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         1.37.   "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         1.38. "Financial Statement" has the meaning set forth in Section 5.7 below.





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         1.39.   "GAAP" means United States generally accepted accounting
principles as in effect from time to time, consistently applied.

         1.40. "Indemnified Party" has the meaning set forth in Section 9.4 below.

         1.41. "Indemnifying Party" has the meaning set forth in Section 9.4 below.

         1.42. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.43. "June 30, 1998 Audited Balance Sheet" has the meaning set forth in Section 7.7 below.

         1.44. "Knowledge" means, with respect to the Sellers, the actual knowledge of any of R. LeRoy Benham, Phillip R. Edin, and Terry W. Weigel and, with respect to Team, the actual knowledge of any of William A. Ryan, Kenneth
M.  Tholan, and Ted Owen.

         1.45. "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.46. "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.





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         1.47.   "Most Recent Financial Statements" has the meaning set forth in Section 5.7 below.

         1.48.   "Most Recent Fiscal Month End" has the meaning set forth in
Section 5.7 below.

         1.49.   "Most Recent Fiscal Year End" has the meaning set forth in
Section 5.7 below.

         1.50.   "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

         1.51. "Net Worth Deficit" has the meaning set forth in Section 7.7 below.

         1.52. "Net Worth Surplus" has the meaning set forth in Section 7.7 below.

         1.53. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.54.   "Party" has the meaning set forth in the preface above.

         1.55.   "PBGC" means the Pension Benefit Guaranty Corporation.

         1.56. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.57. "Problem Disclosures" has the meaning set forth in Section 4 below.

         1.58. "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         1.59. "Purchase Price" has the meaning set forth in Section 2.2 below.

         1.60.   "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

         1.61.   "SEC" means the United States Securities and Exchange
Commission.

         1.62.   "Securities Act" means the Securities Act of 1933, as amended.





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         1.63.   "Securities Exchange Act" means the Securities Exchange Act of
1934, as amended.

         1.64. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for taxes that taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.65.   "Seller" has the meaning set forth in the preface above.

         1.66. "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         1.67. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.68. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.69. "Team's Auditor" has the meaning set forth in Section 7.7 below.

         1.70. "Team Stock" means the common stock, $0.30 par value per share, of Team that Team shall issue to certain of the Sellers in accordance with the terms and conditions herein contained.

         1.71. "Third Party Claim" has the meaning set forth in Section 9.4 below.

2.       Purchase and Sale of Climax Shares.





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         2.1.    Basic Transaction.  Each Seller is the record owner of that number of Climax Shares set forth next to such Seller's name on Exhibit A attached hereto. At the Closing and subject to the terms and conditions of this Agreement, Team agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Team, all of such Seller's Climax Shares for the consideration specified in Section 2.2 below and as reflected by Exhibit A.

         2.2. Purchase Price. Team agrees to pay to each of the Sellers at the Closing $298.04 per Climax Share (the "Purchase Price"). At either of the Seller"s election respectively, Team shall pay the Purchase Price to the Sellers in Cash and Team Stock as provided more fully below. The Team Stock shall be valued at $4.00 per share for purposes of determining the number of shares of Team Stock, if any, which shall be issued in partial payment of the Purchase Price. Any payments of Cash hereunder shall be by wire transfer in immediately available funds.

                 2.2.1. Purchase Price for the Benhams' Climax Shares. The Benhams are each owners of record of 6,355 Climax Shares and the aggregate amount of the Purchase Price for the Climax Shares owned by each of the Benhams is $1,894,044.20 (i.e. 6,355 X $298.04). If the
         Benhams deliver their written election to Team at least five business days prior to the Closing to receive 100,000 shares of Team Stock in payment of $400,000 of the Purchase Price for the Benhams' Shares, Team shall deliver to the Benhams at Closing (i) certificates for 100,000 shares of Team Stock issued in the name specified by the Benhams in such written election (valued at $4.00 per share), and (ii) Cash for the remainder of the Purchase Price of their Climax Shares. Notwithstanding the foregoing, Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement property representing 15% of the Purchase Price for the Benhams" Climax Shares (which shall consist of 15% of the Cash portion of the Purchase Price and shares of Team Stock equal to 15% of the number of shares of Team Stock included in the Purchase Price). If no such written election to receive Team Stock is delivered by the Benhams to Team, Team shall deliver the full amount of the Purchase Price for the Benhams' Climax Shares in Cash to the Benhams at Closing, less 15% of said Purchase Price, which Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

                 2.2.2. Purchase Price for the ESOP's Climax Shares. The ESOP is owner of record of 7,762 Climax Shares and the aggregate amount of the Purchase Price for the ESOP's Climax Shares is $2,313,386.48. If the ESOP delivers its written election to Team at least five business days prior to the Closing to receive up to 289,173 shares of





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         Team Stock (i.e. $2,313,386 X 50% divided by $4) valued at $4 per share of the $2,313,386 Purchase Price for the ESOP's Climax Shares, Team shall deliver to the ESOP at the Closing certificates for that number of shares of Team Stock, if any, specified by such written election, up to a maximum of 289,173 shares, and shall deliver to the ESOP Cash for the remainder of the Purchase Price for the ESOP's Climax Shares. Notwithstanding the foregoing, Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement property representing 15% of the Purchase Price for the ESOP"s Climax Shares (which shall consist of 15% of the Cash portion of the Purchase Price and shares of Team Stock equal to 15% of the number of shares of Team Stock included in the Purchase Price). If the ESOP does not elect to receive any of the Purchase Price in Team Stock, Team shall deliver the entire amount of the Purchase Price for the ESOP's Climax Shares to the ESOP in Cash at the Closing, less 15% of said Purchase Price, which Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

                 2.2.3. Purchase Price for the Edin Trust's Climax Shares. The Edin Trust is owner of record of 340 Climax Shares and the aggregate amount of the Purchase Price for the Edin Trust's Climax Shares is $101,333.60. If the Edin Trust delivers its written election to Team at least five business days prior to the Closing to receive up to 12,666 shares of Team Stock (i.e. $101,333.60 X 50% divided by $4) valued at $4 per share of the $101,333.60 Purchase Price for the Edin Trust's Climax Shares, Team shall deliver to the Edin Trust at the Closing certificates for that number of shares of Team Stock, if any, specified by such written election, up to a maximum of 12,666 shares, and shall deliver to the Edin Trust Cash for the remainder of the Purchase Price for the Edin Trust's Climax Shares. Notwithstanding the foregoing, Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement property representing 15% of the Purchase Price for the Edin Trust"s Climax Shares (which shall consist of 15% of the Cash portion of the Purchase Price and shares of Team Stock equal to 15% of the number of shares of Team Stock included in the Purchase Price). If the Edin Trust does not elect to receive any of the Purchase Price in Team Stock, Team shall deliver the entire amount of the Purchase Price for the Edin Trust's Climax Shares to the Edin Trust in Cash at the Closing, less 15% of said Purchase Price, which Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

                 2.2.4. Purchase Price for Weigel's Climax Shares. Weigel is owner of record of 180 Climax Shares and the aggregate amount of the Purchase Price for Weigel's Climax Shares is $53,647.20. If Weigel delivers his written election to Team at least five business days prior to the Closing to receive up to 6,705 shares of Team Stock (i.e. $53,647.20 X





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         50% divided by $4) valued at $4 per share of the $53,647.20 Purchase
         Price for Weigel's Climax Shares, Team shall deliver to Weigel at the Closing certificates for that number of shares of Team Stock, if any, specified by such written election, up to a maximum of 6,705 shares, and shall deliver to Weigel Cash for the remainder of the Purchase Price for Weigel's Climax Shares. Notwithstanding the foregoing, Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement property representing 15% of the Purchase Price for Weigel's Climax Shares (which shall consist of 15% of the Cash portion of the Purchase Price and shares of Team Stock equal to 15% of the number of shares of Team Stock included in the Purchase Price). If Weigel does not elect to receive any of the Purchase Price in Team Stock, Team shall deliver the entire amount of the Purchase Price for Weigel's Climax Shares to Weigel in Cash at the Closing, less 15% of said Purchase Price, which Team shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

         2.3. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greene & Markley, P.C., The 1515 Building, Suite 600, 1515 S.W. Fifth Avenue, Portland, Oregon, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Team and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than August 31, 1998. Irrespective of the actual date of the Closing, the transaction shall be deemed to have occurred for accounting purposes as of June 30, 1998.

         2.4. Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to Team the various certificates, instruments, and documents referred to in Section 8.1 below, (ii) Team will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 8.2 below, (iii) each of the Sellers will deliver to Team stock certificates representing all of such Seller's Climax Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) Team will deliver to each of the Sellers the consideration specified in Section 2.2 above, and (v) Team will deliver 15% of the aggregate Purchase Price, as specified in Section
2.2 above (the "Escrowed Property"), to the Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement.

3.       Representations and Warranties Concerning the Transaction.







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         3.1.    Representations and Warranties of the Sellers.  Each Seller
severally and not jointly represents and warrants to Team that the statements with respect to such Seller contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1.

                 3.1.1. Organization of the ESOP. The ESOP is a qualified plan within the meaning of Section 401(a) of the Code and a determination letter of such qualified status by the Internal Revenue Service has been applied for and received.

                 3.1.2. Organization of the Edin Trust. The Edin Trust is a trust duly organized and validly existing under the laws of the jurisdiction of its organization.

                 3.1.3. Authorization of Transaction. Seller has the legal power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 3.1.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, with respect to the ESOP, any provision of its plan documents, or with respect to the Edin Trust, any provision of its trust indenture or other organizational documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his, her, or its assets is subject.







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                 3.1.5.   Brokers' Fees.  The Seller does not have any
         Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Team could become liable or obligated.

                 3.1.6. Investment. With respect to those Sellers who are acquiring shares of Team Stock hereunder, such Seller (A) understands that the Team Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Team Stock solely for his, her, or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received Team's most recent Form 10-K report to the SEC and Proxy Statement pursuant to the Securities Exchange Act, and all reports that Team has filed with the SEC pursuant to the Securities Exchange Act since its most recent Form 10-K, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Team Stock,
         (E) is able to bear the economic risk and lack of liquidity inherent in holding the Team Stock, and (F), except for the ESOP, the Edin Trust and Weigel, is an Accredited Investor.

                 3.1.7. Climax Shares. The Seller holds of record and, except for the ESOP, owns beneficially the number of Climax Shares set forth next to his, hers or its name on Exhibit A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Climax (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Climax.

         3.2. Representations and Warranties of Team. Team represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                 3.2.1. Organization of Team. Team is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                 3.2.2. Authorization of Transaction. Team has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Team, enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. Team does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 3.2.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Team is subject or any provision of its charter or bylaws or
         (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Team is a party or by which it is bound or to which any of its assets is subject.

                 3.2.4. Brokers' Fees. Team has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                 3.2.5. Investment. Team is not acquiring Climax Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Preparation and Delivery of Disclosure Schedule--Team's Right to Review. On or before the 30th day following the date of this Agreement, the Sellers will prepare and deliver to Team a disclosure schedule (the "Disclosure Schedule"), which shall supply the various items specified by Section 5 hereof. If Team does not notify the Sellers on or before the tenth (10th) day following the date of the delivery to Team of the Disclosure Schedule (the "Delivery Date") that it takes exception to any one or more of the disclosures contained in the Disclosure Schedule, the

Disclosure Schedule will be deemed to be accepted by Team for purposes of this Agreement. If, however, any disclosures ("Problem Disclosures") contained in the Disclosure Schedule cause Team, acting in its sole and absolute discretion, to determine that it may be inadvisable for Team to proceed with the acquisition of Climax pursuant to the provisions of this Agreement, then Team will so notify the Sellers within 10 days of the Delivery Date and the Parties acting in good faith will attempt to agree upon a mutually satisfactory solution to Team's concern with the Problem Disclosures. If the Parties are unable to resolve the Problem Disclosures within 20 days after the Delivery Date, Team acting in its sole and absolute discretion may by written notice to the Sellers on or before the 25th day after the Delivery Date terminate this Agreement without liability to any Party. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section 5 of this Agreement. The Sellers shall endeavor to disclose in the Disclosure Schedule each item of information in each separate section of the Disclosure Schedule in which such item may reasonably be required to be disclosed. Notwithstanding the foregoing, if an item is disclosed in one section of the Disclosure Schedule, it shall be deemed to have been disclosed in all other sections of the Disclosure Schedule if on the face of such disclosure, the plain meaning of the disclosure or the context in which the disclosure is used would reasonably apply to another section of the Disclosure Schedule, and the failure of the Sellers to disclose it in multiple sections of the Disclosure Schedule shall not be a breach of this Agreement. Similarly, the Sellers may disclose items in Sections of the Disclosure Schedule corresponding to a paragraph in Section 5 of this Agreement, even if such paragraph does not reference the Disclosure Schedule, without being in breach of this Agreement. The disclosure of information in the Disclosure Schedule shall not be construed as an admission that any such information is material to the Sellers or the business or operations of the Company or its Subsidiaries. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and none of the disclosures contained in the Disclosure Schedule are intended to constitute, and shall not be construed as constituting, representations or warranties except as and to the extent specifically provided in this Agreement.

5. Representations and Warranties Concerning Climax and Its Subsidiaries. The Sellers represent and warrant to Team that the statements contained in this Section 5 (including the information contained in the Disclosure Schedule delivered by the Sellers to Team pursuant to Section 4 above) will be correct and complete on the Delivery Date and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the Delivery Date throughout this Section 5.

         5.1. Organization, Qualification, and Corporate Power. Climax and each Subsidiary, as defined in Section 5.6, is a corporation duly organized, validly existing, and in good standing if applicable) under the laws of the jurisdiction of its incorporation.
Climax and each Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect. Each Climax and each Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except for such licenses, permits and authorizations the failure of which to have will not have a material adverse effect. Section 5.1 of the Disclosure Schedule lists the directors and officers of Climax and each Subsidiary. The Sellers have delivered to Team correct and complete copies of the charter and bylaws of each Climax and each Subsidiary as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Climax and each Subsidiary are correct and complete in all material respects. Neither Climax nor any Subsidiary is in default under or in violation of any provision of its charter or bylaws.

         5.2. Capitalization. The entire authorized capital stock of Climax consists of 50,000 common shares without par value, of which 24,235 Climax shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding Climax Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Exhibit A. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Climax to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Climax. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Climax.

         5.3. Noncontravention. Neither the execution and the delivery of this agreement, nor the consummation of the transactions contemplated hereby, will in any material way (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Climax and its Subsidiaries are subject or any provision of the charter or bylaws of Climax and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Climax and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Climax and its Subsidiaries shall not be required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         5.4. Brokers' Fees. None of Climax and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         5.5. Title to Assets. Except as disclosed by Section 5.5 of the Disclosure Schedule, Climax and its Subsidiaries each have good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets acquired and/or disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         5.6. Subsidiaries. Section 5.6 of the Disclosure Schedule sets forth the following information with respect to each entity in which Climax owns a material interest: (i) its correct corporate name and state of organization (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the each such Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Climax holds of record and owns beneficially the number of the outstanding shares of each Subsidiary disclosed in Section 5.6 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Climax or a Subsidiary to sell, transfer, or otherwise dispose of any capital stock of a Subsidiary or that could require a Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of
any capital stock of any Subsidiary.   Neither Climax nor any Subsidiary
controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Climax.

         5.7. Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively, the "Financial Statements"): (i) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 (the "Most Recent Fiscal Year End") for Climax and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 31, 1998 (the "Most Recent Fiscal Month End") for Climax and its Subsidiaries. The Financial Statements have been prepared in the Ordinary Course of Business in accordance with the accounting policies and procedures customarily followed by Climax and its Subsidiaries and in accordance with GAAP in all material respects, and on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly in all material respects the financial condition of Climax and its Subsidiaries as of such dates and the results of operations of Climax and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and other presentation items.

         5.8. Events Subsequent to the date of the Most Recent Financial Statements. Except as disclosed on Section 5.8 of the Disclosure Schedule, since the Most Recent Fiscal Month End through the date hereof, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Climax and its Subsidiaries. Without limiting the generality of the foregoing, except as disclosed on Section 5.8 of the Disclosure Schedule, since the Most Recent Fiscal Month End:

                 5.8.1. neither Climax nor any Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 5.8.2. neither Climax nor any Subsidiary has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                 5.8.3. no party (including any of Climax and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any of Climax and its Subsidiaries is a party or by which any of them is bound;

                 5.8.4. neither Climax nor any Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

                 5.8.5. neither Climax nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                 5.8.6. neither Climax nor any Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                 5.8.7. neither Climax nor any Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $100,000 in the aggregate;

                 5.8.8. neither Climax nor any Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 5.8.9. neither Climax nor any Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                 5.8.10. neither Climax nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 5.8.11. there has been no change made or authorized in the charter or bylaws of any of Climax and its Subsidiaries;

                 5.8.12. neither Climax nor any Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 5.8.13. neither Climax nor any Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 5.8.14. neither Climax nor any Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                 5.8.15. neither Climax nor any Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                 5.8.16. neither Climax nor any Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

                 5.8.17. neither Climax nor any Subsidiary has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 5.8.18. neither Climax nor any Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

                 5.8.19. neither Climax nor any Subsidiary has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 5.8.20. neither Climax nor any Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 5.8.21. there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of Climax and its Subsidiaries; and

                 5.8.22. neither Climax nor any Subsidiary has committed to any of the foregoing.

         5.9. Undisclosed Liabilities. Except as disclosed by Section 5.9 of the Disclosure Schedule, the Sellers do not have any Knowledge that either Climax or any Subsidiary has any

Liability, except for (i) Liabilities included in the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

         5.10. Legal Compliance. Except as disclosed by Section 5.10 of the Disclosure Schedule, Climax, the Subsidiaries, and their respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, complaint, claim, demand, or notice has been filed against any of them alleging any failure so to comply. This Section 5.10 shall not apply to any representation set forth elsewhere in this Agreement addressing compliance by Climax or any Subsidiary with all such applicable laws as determined by the context of the representation.

         5.11.   Tax Matters.

                 Except as disclosed by Section 5.11 of the Disclosure Schedule, the following statements are correct and complete:

                 5.11.1. Climax and its Subsidiaries have each filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Climax and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Climax nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Climax and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Climax and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                 5.11.2. Climax and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 5.11.3. No Seller or director or officer of Climax or any Subsidiary expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Climax and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority. Section 5.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Climax and its Subsidiaries for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to Team correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Climax and its Subsidiaries since December 31, 1995.

                 5.11.4. Neither Climax or any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 5.11.5. Neither Climax nor any Subsidiary has filed a consent under Code Sec. 341(f) concerning collapsible corporations. Neither Climax nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. Neither Climax nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of Climax and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Neither Climax nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither Climax nor any Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Climax) or (B) has any Liability for the Taxes of any Person (other than any of Climax and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 5.11.6. The unpaid Taxes of Climax and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Climax and its Subsidiaries in filing their Tax Returns.

         5.12.   Real Property.

                 5.12.1. Section 5.12.1 of the Disclosure Schedule lists and describes briefly all real property that any of Climax and its Subsidiaries owns. With respect to each such parcel of owned real property, except as described by Section 5.12.1 of the Disclosure
         Schedule:

                          5.12.1.1. the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                          5.12.1.2. there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                          5.12.1.3. the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the current use thereof have not been obtained;

                          5.12.1.4. all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or current operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                          5.12.1.5. there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                          5.12.1.6. there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                          5.12.1.7. there are no parties (other than Climax and its subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 5.12.1 of the Disclosure Schedule who are in possession of space to which they are entitled;

                          5.12.1.8. all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities as presently used, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in all material respects in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property, unless the lack of such access will not have a material adverse effect; and

                          5.12.1.9.        except with respect to any
                 unimproved land, each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                 5.12.2. Section 5.12.2 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Climax and its Subsidiaries. Section 5.12.2 of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Section
         6.8.2 below. The Sellers have delivered to Team correct and complete copies of the leases and subleases listed in Section 5.12.2 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.12.2 of the Disclosure Schedule, except as disclosed in Section 5.12.2 by the Disclosure Schedule:

                          5.12.2.1. the lease or sublease is legal, valid, binding, enforceable, and in full force and effect enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies;

                          5.12.2.2. the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies;

                          5.12.2.3. none of Climax and its Subsidiaries nor, to the Sellers' Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          5.12.2.4. no party to the lease or sublease has repudiated any material provision thereof;

                          5.12.2.5.        there are no disputes, oral
                 agreements, or forbearance programs in effect as to the lease or sublease;

                          5.12.2.6. with respect to each sublease, the representations and warranties set forth in subsections
                 5.12.2.1 through 5.12.2.5 above are true and correct with respect to the underlying lease;

                          5.12.2.7. neither Climax nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                          5.12.2.8. all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                          5.12.2.9. all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as presently used; and

                          5.12.2.10. the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         5.13.   Intellectual Property.

                 Except as otherwise disclosed by Section 5.13 of the Disclosure Schedule, the following statement are correct and complete:

                 5.13.1. Climax and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Climax and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of Climax and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by Climax or the Subsidiary on substantially identical terms and conditions immediately subsequent to the Closing hereunder. Each of Climax and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                 5.13.2. Neither Climax nor any Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Climax and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Climax and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Climax and its Subsidiaries.

                 5.13.3. Section 5.13.3 of the Disclosure Schedule identifies each patent or registration which has been issued to any of Climax and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Climax and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of Climax and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to Team correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Team correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 5.13.3 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of Climax and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in
         Section 5.13.3 of the Disclosure Schedule:

                          5.13.3.1. Climax and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                          5.13.3.2. the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                          5.13.3.3. no action, suit, proceeding, hearing, complaint, claim, or demand is pending or to the Sellers' Knowledge is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                          5.13.3.4. none of Climax and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                 5.13.4. Section 5.13.4 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of Climax and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to Team correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of

         Intellectual Property required to be identified in Section 5.13.4 of the Disclosure Schedule:

                          5.13.4.1. the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies;

                          5.13.4.2. the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies;

                          5.13.4.3. none of Climax and its Subsidiaries nor, to the Sellers' Knowledge, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          5.13.4.4. no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

                          5.13.4.5. with respect to each sublicense, the representations and warranties set forth in subsections
                 5.13.4.1 through 5.13.4.4 above are true and correct with respect to the underlying license;

                          5.13.4.6. the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                          5.13.4.7. no action, suit, proceeding, hearing, complaint, claim, or demand is pending or to the Sellers' Knowledge is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                          5.13.4.8. neither Climax nor any Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 5.13.5. The Sellers have no Knowledge that Climax or any Subsidiary will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

                 5.13.6. None of the Sellers has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of Climax and its Subsidiaries.

         5.14. Tangible Assets. Climax and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         5.15. Inventory. The inventory of Climax and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, substantially all of which is merchantable and fit for the purpose for which it was procured or manufactured, and is carried at its net realizable value in accordance with GAAP, after deducting the LIFO reserve included in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Climax and its Subsidiaries.

         5.16. Contracts. Section 5.16 of the Disclosure Schedule lists the following contracts and other agreements to which any of Climax and its Subsidiaries is a party:

                 5.16.1. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                 5.16.2. any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of Climax and its Subsidiaries, or involve consideration in excess of $10,000;

                 5.16.3. any agreement concerning a partnership, joint venture or limited liability company;

                 5.16.4. any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 5.16.5. any agreement concerning confidentiality or noncompetition;

                 5.16.6. any agreement with any of the Sellers and their Affiliates (other than Climax and its Subsidiaries);

                 5.16.7. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 5.16.8.  any collective bargaining agreement;

                 5.16.9. any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                 5.16.10. any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 5.16.11. any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Climax and its Subsidiaries; or

                 5.16.12. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Sellers have delivered to Team a correct and complete copy of each written agreement listed in Section 5.16 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.16 of the Disclosure Schedule. With respect to each such agreement, except as disclosed by Section 5.16 of the Disclosure
Schedule: (A) the agreement is legal, valid, binding, and in full force and effect, enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies; (B) the agreement will continue to be legal, valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies; (C) none of Climax and its Subsidiaries, nor to the Sellers' Knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         5.17. Notes and Accounts Receivable. All notes and accounts receivable of Climax and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts included in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Climax and its Subsidiaries.

         5.18. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Climax and its Subsidiaries, other than with respect to financing arrangements.

         5.19. Insurance. Section 5.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Climax and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

                 5.19.1.  the name, address, and telephone number of the agent;

                 5.19.2. the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 5.19.3.  the policy number and the period of coverage;

                 5.19.4. the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 5.19.5. a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, except as disclosed by Section 5.19 of the Disclosure Schedule: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) none of Climax and its Subsidiaries nor, to the Sellers' Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any material provision thereof. Each of Climax and its Subsidiaries has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 5.19 of the Disclosure Schedule describes any self-insurance arrangements affecting any of Climax and its Subsidiaries.

         5.20. Litigation. Section 5.20 of the Disclosure Schedule sets forth each instance in which any of Climax and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, or ruling, or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, or hearing, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 5.20 of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Climax and its Subsidiaries.

         5.21. Product Warranty. Each product manufactured, sold, leased, or delivered by any of Climax and its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of Climax and its Subsidiaries has any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims included in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Climax and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of Climax and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         5.22. Product Liability. None of Climax and its Subsidiaries has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Climax and its Subsidiaries.

         5.23. Employees. Sellers have no Knowledge that any executive, key employee, or group of employees has any plans to terminate employment with any of Climax and its Subsidiaries. Neither Climax nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither Climax nor any Subsidiary has committed any unfair labor practice. None of the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Climax and its Subsidiaries.

         5.24.   Employee Benefits.

                 5.24.1. Section 5.24 of the Disclosure Schedule lists each Employee Benefit Plan that Climax and its Subsidiaries maintain and/or to which Climax and any Subsidiary contributes.

                          5.24.1.1. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          5.24.1.2.        All required reports and
                 descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan

                 Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          5.24.1.3. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Climax and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          5.24.1.4. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service.

                          5.24.1.5. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          5.24.1.6. The Sellers have delivered to Team correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 5.24.2. With respect to each Employee Benefit Plan that any of Climax, its Subsidiaries, and the Controlled Group of Corporations which includes Climax and its Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                          5.24.2.1. No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          5.24.2.2. There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          5.24.2.3. Neither Climax nor any Subsidiary has incurred, and none of the Sellers has any reason to expect that any of Climax and its Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 5.24.3. Neither Climax nor any Subsidiary, nor the other members of the Controlled Group of Corporations that includes Climax and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 5.24.4. Neither Climax nor any Subsidiary maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         5.25. Guaranties. Neither Climax nor any Subsidiary is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         5.26.   Environment, Health, and Safety.

                 5.26.1. Climax, each Subsidiary, and their respective predecessors and Affiliates have each complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, complaint, claim, demand, or notice has been filed against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Climax, each Subsidiary, and their respective predecessors and Affiliates have obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and each has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 5.26.2. Neither Climax nor any Subsidiary nor their respective predecessors or Affiliates has any Liability for nor has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of Climax and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         5.27. Certain Business Relationships with Climax and Its Subsidiaries. Except as disclosed by Section 5.27 of the Disclosure Schedule, none of the Sellers and/or their Affiliates has been involved in any material business arrangement or relationship with Climax and/or any Subsidiary within the past 12 months, and none own any material asset, tangible or intangible, which is used in the business of Climax or any Subsidiary.

         5.28. Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         6.1. General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

         6.2. Notices and Consents. The Benhams will cause Climax and any Subsidiary to give any required notices to third parties, and will cause Climax and any Subsidiary to use its reasonable best efforts to obtain any third-party consents, that Team reasonably may request in connection with the matters referred to in this Agreement. Each of the Parties will (and the Benhams will cause each of Climax and the Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any required authorizations, consents, and approvals of governments and governmental agencies to the transaction contemplated by this Agreement.

         6.3. Operation of Business. The Benhams will not cause or permit Climax and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Benhams will not cause or permit Climax and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.8 above.

         6.4. Preservation of Business. The Benhams will cause Climax and its Subsidiaries to each keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         6.5. Full Access. The Benhams cause Climax and its Subsidiaries to permit, representatives of Team to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Climax and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Climax and its Subsidiaries.

         6.6. Notice of Developments. The Benhams and the ESOP will give prompt written notice to Team of any material adverse development causing a breach of any of their respective representations and warranties in Section 3 and/or Section 5 above. Team will give prompt written notice to the Sellers of any material adverse development causing a breach of any of their representations and warranties in Section 3 above. No disclosure by any Party which is made after the Delivery Date, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless such misrepresentation and/or breach is waived in writing by the Party to whom such disclosure is made.

         6.7. Exclusivity. None of the Sellers will (and the Benhams will not cause or permit Climax and its Subsidiaries to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of Climax and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Climax Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Each Seller will notify Team immediately if any Person makes any proposal, offer, inquiry, or contact to them or it with respect to any of the foregoing.

         6.8. Audit. Sellers shall, as promptly as practicable after the date of this Agreement, cause Climax and the Subsidiaries to cause an audit (the "Audit") to be conducted in accordance with generally accepted auditing standards, of the books, records, and financial statements of Climax and the Subsidiaries as of and for each of the fiscal years ended December 31, 1996 and December 31, 1997. The Audited Financial Statements (hereinafter defined) shall be prepared with respect to such two years in accordance with the accounting policies and procedures customarily followed by Climax and its Subsidiaries, so long as such policies and procedures are in accordance with GAAP in all material respects. As used in this Agreement, "Audited Financial Statements" shall mean for Climax and the Subsidiaries (a) an audited consolidated balance sheet as of December 31, 1996 and 1997, (b) an audited consolidated statement of operations and cash flows as of the end of and for the fiscal years ended December 31, 1996 and December 31, 1997 and (c) an audited consolidated statement of changes in stockholders equity as of the end of and for the fiscal years ended December 31, 1996 and December 31, 1997. The Audit will be conducted by Maginnis & Carey, LLP (the "Climax Auditor"), a firm of independent certified public accountants which has previously been engaged by Climax and which is located in Portland, Oregon. The Seller shall cause the Climax Auditor to provide Team with the Audited Financial Statements and with its written report ("Audit Report") with respect to the Audit and the Audited Financial Statements promptly after the completion thereof. The Seller shall also cause the Climax Auditor to consent to the use of the Audited Financial Statements by Team in connection with filings with appropriate governmental authorities, including the SEC. The fees and expenses of such accounting firm shall be paid by Team. The Sellers agree to cause the officers, directors, employees, accountants and attorneys of Climax and the Subsidiaries to cooperate with Team and its respective officers, accountants and other representatives at all reasonable times and in all material respects during the conduct of the Audit.

         6.9. ESOP Contribution. Immediately prior to the Closing, the Benhams shall cause Climax to contribute $100,000 to the ESOP (the "ESOP Contribution"), which shall be allocated as an employer contribution for 1998 in addition to any amounts otherwise contributed and allocated for 1998.

         6.10. Alsana Bonus. Immediately prior to the Closing, the Benhams shall cause Climax to pay to Terry W. Weigel and Phillip R. Edin a total bonus of $50,000 each (the "Alsana Bonus").

7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         7.1. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing Team will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Climax and its Subsidiaries; provided, however, nothing herein is intended to waive the attorney-client privilege of any of Sellers, and from and after the Closing Date, neither Team, Climax, or any of their respective Affiliates, directly or indirectly, shall have access to or scrutiny over any of the books, files, documents and records, of any of the Sellers' attorneys, accountants, or advisers; provided further, however, that the Benhams agree to segregate, and the Benhams agree to cause their counsel to segregate, the books, files, documents and records of the Benhams in the Benhams' and their counsel's possession from the books, files, documents and records of Climax and its Subsidiaries in the Benhams' and their counsel's possession.

         7.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Climax and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         7.3. Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Climax and its subsidiaries from maintaining the same business relationships with Climax and its Subsidiaries after the Closing as it maintained with Climax and its Subsidiaries prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of Climax and its Subsidiaries to Team from and after the Closing.

         7.4. Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Team or destroy, at the request and option of Team, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Team promptly of the request or requirement so that Team may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of Team, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Team shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         7.5. Team Stock. Each certificate for shares of Team Stock to be issued hereunder will be imprinted with a legend substantially in the following form:

                 The shares represented by this certificate have not been registered under the Securities Act of 1933 ("Act") or any other securities statute, and no reoffer, sale, transfer, pledge or other disposition thereof may be made unless the shares are registered under the Act and any other applicable statute, or, in the written opinion of counsel reasonably satisfactory to the issuer, such transaction will not require registration under the Act or any other securities statute.

                 Full statements of the designations, preferences, limitations and relative rights of the shares of each class of authorized stock of Team, the variations in the relative rights and preferences of the shares of any series of Preferred Stock so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences each series thereof, and of the denial of the preemptive rights of shareholders to acquire unissued or treasury shares of Team, are set forth in the Articles of Incorporation of the Team, as amended, which are on file in the Office of the Secretary of State of the State of Texas, copies of which may be obtained without charge on written request to Team at its principal place of business or registered office.

         7.6.    [Intentionally Deleted.]

         7.7.    June 30, 1998 Audited Balance Sheet.

                 7.7.1 As promptly as practical after the Closing Date, Team shall cause a Consolidated Balance Sheet as of June 30, 1998 to be prepared for Climax and its Subsidiaries and shall cause Deloitte & Touche, LLP ("Team's Auditor") to audit the June 30, 1998 Balance Sheet ("June 30, 1998 Audited Balance Sheet"). Team's Auditor shall conduct the audit of the June 30, 1998 Balance Sheet in accordance with generally accepted auditing standards. The June 30, 1998 Audited Balance Sheet shall be prepared and audited using the accounting policies and procedures customarily followed by Climax and its Subsidiaries, so long as such policies and procedures are in accordance with GAAP in all material respects. Team waives and releases any claim, and shall have no right to indemnification under Section 9 of this Agreement for a breach of the representation in Section 5.7 above concerning the Most Recent Balance Sheet, with respect to any item that results in an adjustment to the Purchase Price pursuant to this Section

7.7, to the extent of such adjustment.

                 7.7.2 Within 30 days after receipt of the June 30, 1998 Audited Balance Sheet, either Seller shall inform Team in writing that either the June 30, 1998 Audited Balance Sheet is acceptable or object to the June 30, 1998 Audited Balance Sheet in writing setting forth a specific description the Seller's objections (it being agreed that the failure of a Seller to deliver such written notice to Team within such 30-day period shall be deemed acceptance by such Seller). If a Seller objects as provided above and if Team does not agree with the Seller's objections, if any (it being agreed that the failure of Team to deliver written notice to the objecting Seller of Team's disagreement with the objecting Seller's objections within 15 days of Team's receipt of the objecting Seller's objections shall be deemed acceptance by
Team), or such objections are not resolved on a mutually agreeable basis within 15 days after Team's receipt of the objecting Seller's objections, any such disagreement shall be promptly submitted to arbitration in accordance with
Section 11.15 of this Agreement; provided, however, that the neutral arbitrator shall be an independent accounting firm agreed upon by Team's Auditor on behalf of Team and by Climax's Auditor on behalf of the objecting Seller(s) or, if they cannot agree on a single neutral arbitrator, a panel of three neutral arbitrators consisting of one neutral arbitrator selected by Team's Auditor and a second neutral arbitrator selected by Climax's Auditor, and a third neutral arbitrator selected by the first two neutral arbitrators in accordance with
Section 11.15.4. A neutral arbitrator agreed upon or selected by Team's Auditor or by Climax's Auditor shall be a member in good standing of the
American Institute of Certified Public Accountants SEC Practice Division.   The
arbitrators' determination shall be limited to whether the June 30, 1998 Audited Balance Sheet was prepared by Climax and audited by the Team Auditor in accordance with instructions set forth in this Section 7.7. Team shall bear one-half of the fees, costs and expenses arising under and relating to such arbitration and each objecting Seller shall bear a proportion of the other one-half of such fees, costs and expenses determined by dividing the objecting Seller's number of Climax Shares by the total number of Climax Shares of all objecting Sellers. Team and each objecting Seller shall bear the fees, costs and expenses of his, her or its own accountants and representatives. Upon resolution of any and all disputes concerning the June 30, 1998 Audited Balance Sheet, the determination of the June 30, 1998 Audited Balance Sheet shall be deemed to be final.

                 7.7.3 In the event that the Shareholders' Equity, as reflected by the June 30, 1998 Audited Balance Sheet of Climax and its Subsidiaries, is less ("Net Worth Deficit") than the Shareholders' Equity as reflected by the Most Recent Balance Sheet (as adjusted in the manner set forth on Exhibit G), the Purchase Price for the Climax Shares, as provided in Section
2.2 of
this Agreement and as reflected by Exhibit A, shall be retroactively reduced by the amount of such Net Worth Deficit, and the amount of such Net Worth Deficit shall be recovered by Team out of the Escrowed Property in accordance with each Escrow Agreement. In the event that the Shareholders' Equity, as reflected by the June 30, 1998 Audited Balance Sheet of Climax and its Subsidiaries, is more ("Net Worth Surplus") than the Shareholders' Equity as reflected on the Most Recent Balance Sheet (as adjusted in the manner set forth on Exhibit G), the Purchase Price for the Climax Shares, as provided in Section 2.2 of this Agreement and as reflected by Exhibit A, shall be retroactively increased by the amount of the Net Worth Surplus, and within one business day, Team shall pay to the Sellers the amount of such difference in Cash by wire transfer of immediately available funds. The Net Worth Deficit shall be borne by each Seller in the ratio that the number of Climax Shares held by such Seller bears to all of the Climax Shares purchased hereunder by Team. Each Seller shall receive that portion of the Net Worth Surplus in accordance with the ratio of the number of Climax Shares held by such Seller bears to all of the Climax Shares purchased hereunder by Team. Notwithstanding anything to the contrary herein contained, the calculation of a Net Worth Deficit or Net Worth Surplus shall (i) add back losses at Alsana to the extent such losses are attributable to any inventory adjustments and goodwill write-off (other than normal amortizations) at Alsana; (ii) add back any other losses at Alsana up to an amount equal to $85,000; and (iii) recognize the effect of any losses not attributable to the sources described in (i) at Alsana in excess of the amount described in (ii) only for the purpose of offsetting the effect of gains shown on the income statement related to the consolidated June 30, 1998 Audited Balance Sheet from the operations of Climax, Climax Leasing, Inc., Climax International II, Inc., and Climax Rental Venture LLC (i.e., excluding all operations of Alsana) and not recognize such losses to the extent they contribute to a Net Worth Deficit after such gains are entirely offset. All adjustments contemplated in the immediately preceding sentence shall be made net of their tax effect.

8.       Conditions to Obligation to Close.

         8.1. Conditions to Obligation of Team. The obligation of Team to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 8.1.1. each of the Seller's representations and warranties set forth in Section 3.1 and Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                 8.1.2. each of the Sellers shall have performed and complied with all of his, hers or its covenants hereunder in all material respects through the Closing;

                 8.1.3. Climax and its Subsidiaries shall have procured all of the third party consents specified in Section 6.2 above;

                 8.1.4. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Team to own Climax Shares and to control Climax and its Subsidiaries, or (D) affect adversely the right of any of Climax and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 8.1.5. each of the Sellers shall have delivered to Team a certificate to the effect that each of the conditions specified above in Sections 8.1.1 through 8.1.4 is satisfied in all respects, as such conditions apply to such Seller;

                 8.1.6. the Parties, Climax, and its Subsidiaries shall have received all required authorizations, consents, and approvals, if any, of governments and governmental agencies;

                 8.1.7. the relevant parties (other than Climax) shall have entered into employment agreements in form and substance as set forth in Exhibits C-1 through C-3 attached hereto and the same shall be in full force and effect;

                 8.1.8. Team shall have received from counsel to the Benhams an opinion in form and substance as set forth in Exhibit D-1 attached hereto, addressed to Team, and dated as of the Closing Date;

                 8.1.9. Team shall have received from counsel to the ESOP an opinion in form and substance as set forth in Exhibit D-2 attached hereto, addressed to Team, and dated as of the Closing Date;

                 8.1.10. Team shall have received the resignations, effective as of the Closing, of each director and officer of Climax and its Subsidiaries other than those whom Team shall have specified in writing prior to the Closing;

                 8.1.11. Each of the Sellers and the Escrow Agent shall have entered into a separate Escrow Agreement substantially in the form attached to this Agreement as Exhibit F (the "Escrow Agreement"); and

                 8.1.12. all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Team.

Team may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

         8.2. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 8.2.1.   the representations and warranties set forth in
         Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

                 8.2.2. Team shall each have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 8.2.3. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 8.2.4. Team shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 8.2.1 through 8.2.3 is satisfied in all respects;

                 8.2.5. Team and the Escrow Agent shall have entered into a separate Escrow

         Agreement with each of the Sellers; and

                 8.2.6. the Parties shall have received all required authorizations, consents, and approvals of governments and governmental agencies, if any;

                 8.2.7. as a condition solely with respect to the ESOP, Climax shall have contributed $100,000 to the ESOP;

                 8.2.8. as a condition solely with respect to the Benhams, Team shall have entered into the Employment Agreement in form and substance as set forth in Exhibits C-1 and the same shall be in full force and effect;

                 8.2.9. as a condition solely with respect to the Edin Trust, Team shall have entered into the Employment Agreement in form and substance as set forth in Exhibits C-2 and the same shall be in full force and effect;

                 8.2.10. as a condition solely with respect to Weigel, Team shall have entered into the Employment Agreement in form and substance as set forth in Exhibits C-3 and the same shall be in full force and effect;

                 8.2.11. the Sellers shall have received from counsel to Team an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

                 8.2.12. all actions to be taken by Team in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 8.2 if they execute a writing so stating at or prior to the Closing.

9.       Remedies for Breaches of This Agreement.

         9.1. Survival of Representations and Warranties. All of the representations and warranties of Team and the Benhams contained in this Agreement shall survive the Closing hereunder (unless the damaged Party had Knowledge of any misrepresentation or breach of the representation or warranty at the time of Closing) and continue in full force and effect thereafter for a period of one year, except for the representations and warranties contained in Sections 3.1 and 3.2, Sections 5.1 through 5.6, and
Section 5.11, which shall survive the Closing hereunder and continue in full force and effect thereafter, subject to any applicable statutes of limitations. All of the representations and warranties of the ESOP, the Edin Trust and Weigel contained in this Agreement, including those in Sections 3.1 and 5 above, shall survive the Closing hereunder (unless Team had Knowledge of any misrepresentation or breach of the representation or warranty at the time of Closing) and continue in full force and effect for a period of one year.

         9.2.    Indemnification Provisions for Benefit of Team.

                 9.2.1. In the event the Sellers breach (or in the event any third party alleges facts in writing that, if true, would mean the Sellers breached) any of their representations or warranties contained in Section 5 of this Agreement (other than representations or warranties relating to Alsana) or covenants contained in this Agreement, and provided that the particular representation, warranty, or covenant survives the Closing and that Team makes a written claim for indemnification against the Sellers pursuant to Section 11.7 below within the applicable survival period, then the Sellers agree to indemnify Team from and against the entirety of any Adverse Consequences Team may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach); provided, however, that the Sellers shall not have any obligation to indemnify Team from and against any such Adverse Consequences, resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in Section 5 of this Agreement (other than representations or warranties relating to Alsana), (i) less than $3,000 and (ii) until the aggregate of all such claims against the Sellers for Adverse Consequences in excess of $3,000 exceeds $100,000, and then only for the amount by which such Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty, or covenant of the Sellers contained in Section 5 of this Agreement (other than representations and warranties relating to Alsana) exceeds $100,000.

                 9.2.2. In the event the Sellers breach (or in the event any third party alleges facts in writing that, if true, would mean the Sellers breached) any of their representations or warranties contained in Section 5 of this Agreement relating to Alsana, and provided that the particular representation or warranty survives the Closing and that Team makes a written claim for indemnification against the Sellers pursuant to Section 11.7 below within the applicable survival period, then the Sellers agree to indemnify Team from and against the entirety of any Adverse Consequences Team may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach); provided, however, that the Sellers shall not have any obligation to indemnify Team from and against any such Adverse Consequences, resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in Section 5 of this Agreement relating to Alsana, (i) less than $3,000 and (ii) until the aggregate of all such claims against the Benhams for Adverse Consequences in excess of $3,000 exceeds $100,000, and then only for the amount by which such Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in Section 5 of this Agreement relating to Alsana exceeds $100,000.

                 9.2.3.   Notwithstanding anything in Section 9.2.1 or Section
         9.2.2 above to the contrary, and subject to the other terms and conditions of this Section 9, each Seller will be responsible to indemnify Team for the entirety of any Adverse Consequences Team may suffer as a result of any breach of his, her or its covenant in
         Section 2 above and his, her or its representations and warranties in
         Section 3.1 above concerning the transaction. Each Seller will be responsible to indemnify Team for any Adverse Consequences Team may suffer as a result of the breach by such Seller of any other covenant or representation and warranty contained in Section 5 of this Agreement in the ratio that the number of Climax Shares held by such Seller bears to all of the Climax Shares purchased hereunder by Team.

         9.3. Indemnification Provisions for Benefit of the Sellers. In the event Team breaches (or in the event any third party alleges in writing facts that, if true, would mean Team has breached) any of its representations, warranties, and covenants contained herein, then Team agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         9.4. Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing;

provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         9.5. Defense of Third Party Claims. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with the foregoing, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). In the event any of the aforesaid conditions in this Section 9.5 fail and/or cease to be satisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

         9.6. Indemnification Payments Deemed to be Adjustments to Purchase Price. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         9.7. Indemnification for Certain Alsana Litigation. A Subsidiary of Climax, Alsana, is currently the subject of that certain complaint for infringement of patent, Case No. CIV S-98-0911 FCD PAN, under the style Tri Tool Inc. v. Climax Portable Machine Tools, Inc., et al., in the United States District Court for the Eastern District of California (the "Alsana Litigation"). Climax recently acquired its equity ownership of Alsana under the terms and conditions of the Alsana Documents. Each Seller agrees to indemnify Team from and against the entirety of any Adverse Consequences Team may suffer from and after the Closing Date resulting from, arising out of, relating to, in the nature of, or caused by the Alsana Litigation. A condition precedent to Team's exercise of its right to seek indemnity from the Sellers for the Alsana Litigation shall be Team's causing Climax to exercise its rights to set-off and seek indemnity from Alan S. Avis, Jr. under the Alsana Documents. Team shall not seek indemnity from the Sellers for the Alsana Litigation, including for the costs and expenses incurred pursuing the rights and remedies contemplated by the preceding sentence, until Team has used all reasonable efforts to pursue such rights and remedies contemplated by the preceding sentence. Team shall not, and shall cause Climax and Alsana not to, pay any amount or amounts in settlement of or in connection with the Alsana Litigation unless Team has a reasonable basis for concluding that all such amount or amounts paid shall not exceed the Adverse Consequences that could result from the Alsana Litigation. Each Seller will be responsible to Team for the indemnity contained in this Section 9.7 in the ratio that the number of Climax Shares held by such Seller bears to all of the Climax Shares purchased hereunder by Team.

         9.8. Limit on Liability. Notwithstanding any provision contained herein to the contrary, (i) the limit of the aggregate liability of the ESOP under this Section 9 shall be the Purchase Price (as adjusted under Section 7.7) for the ESOP's Climax Shares less $1,109,966; (ii) the limit of the aggregate liability of the Edin Trust under this Section 9 shall be the Purchase Price (as adjusted under Section 7.7) for the Edin Trust's Climax Shares less $48,620; (iii) the limit of the aggregate liability of Weigel under this Section 9 shall be the Purchase Price (as adjusted under Section 7.7) for Weigel's Climax Shares less $25,740; and, (iv) the limit of the aggregate liability of the Benhams under this Section 9 shall be the Purchase Price (as adjusted under Section 7.7) for the Benhams' Climax Shares. A Seller shall not have any obligation to indemnify Team from and against any Adverse Consequences resulting from, arising out of, or relating to, in the nature of, or caused by the breach of a covenant contained in this Agreement if such Seller is not the breaching Seller.

         9.9. Other Indemnification Provisions. Team agrees that the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of Team for any breach of the representations, warranties, or the covenants of any of the Sellers in this Agreement. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against any of Climax and its Subsidiaries by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Team against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9.10. Assignment of Rights Under Alsana Documents. To the extent that Team seeks and receives indemnity from the Sellers relating to Adverse Consequences under Section 9.2.2 above without having first exercised and received the benefit of Climax' and Alsana's rights of set-off and to seek indemnity from Alan S. Avis, Jr. under the Alsana Documents, then, upon the written request of either Seller, Team shall cause Climax and Alsana to assign to such Seller their respective rights to set-off and to seek indemnity from Alan S. Avis, Jr. under the Alsana Documents.

10.      Termination.

         10.1.   Termination of Agreement.     This Agreement may be terminated
as provided below:

                 10.1.1. Team and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 10.1.2. Team may terminate this Agreement pursuant to the provisions of Section 4 above;

                 10.1.3. Team may terminate this Agreement by giving written notice to the Sellers on or before the 10th day following the later date to occur of the Delivery Date or the date of the delivery to Team of the Audit Report pursuant to Section 6.8 above if it is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding Climax and its Subsidiaries;

                 10.1.4. Team may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Team has notified the Sellers of the breach, and the breach has continued without cure for a period of five days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Team breaching any representation, warranty, or covenant contained in this Agreement); and

                 10.1.5. the Sellers may terminate this Agreement by giving written notice to Team at any time prior to the Closing (A) in the event Team has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified Team of the breach, and the breach has continued without cure for a period of five days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         10.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except for any Liability of any Party then in breach.

11.      Miscellaneous.

         11.1. Press Releases and Public Announcements. Sellers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Team. Team shall, promptly after the execution of this Agreement by the Parties, issue a press release and make such public disclosure with respect to the Agreement as it believes in good faith is appropriate and/or is required by applicable law or any listing or trading agreement concerning its publicly-traded securities and will use its reasonable best efforts to timely provide the Sellers with a copy of such press release and public announcement .

         11.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Team and the Sellers; provided, however, that Team may (i) assign any or all of its rights and interests hereunder to a wholly-owned subsidiary and (ii) designate a wholly-owned subsidiary to perform its obligations hereunder (in any or all of which cases under Section 11.4(i) or Section 11.4(ii), Team nonetheless shall remain unconditionally and absolutely responsible for the full and immediate performance of all of its and/or its assignee's obligations hereunder).

         11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


        If to the Sellers:                                     Copy to:

Mr. and Mrs. R. LeRoy Benham               Greene & Markley, P.C.
Climax Portable Machine Tools, Inc.        The 1515 Building, Suite 600
2712 E. Second Street                      1515 S.W. Fifth Avenue
Newberg, Oregon 97132-8210                 Portland, Oregon 97201
Tel:  503-538-2185                         Attn:    Mr. Ward Greene
Fax:  503-538-7600                         Tel:    503-295-2668
                                           Fax:    503-224-8434




Climax Portable Machine Tools, Inc.        Stoel Rives LLP
Employee Stock Ownership Plan Trust        900 SW Fifth Avenue, Suite 2300
2712 F. Second Street                      Portland, Oregon  97204
Newberg, Oregon 97132-8210                 Attn:    Mr. Gregory Macpherson
Attn:    Phillip R. Edin, Trustee          Tel:    503-294-9205
         Terry W. Weigel, Trustee          Fax:    503-220-2480
Tel:  503-538-2185
Fax:  503-538-7600



Phillip R. Edin, Trustee                   Davis Wright Tremaine LLP
The Phillip R. Edin Living Trust           Suite 2300
1102 N. Springbrook Road, No. 252          1300 S.W. Fifth Avenue
Newberg, Oregon 97132                      Portland, Oregon 97201-5682
                                           Attn:  Carmen J. SantaMaria
Mr. Terry W. Weigel                        Tel:  503-241-2300
15732 S.E. Cordova Court                   Fax:  503-778-5299
Milwaukie, Oregon 97267


If to Team:                                Copy to:

Team, Inc.                                 Chamberlain, Hrdlicka, White,
200 Hermann Drive                                     Williams & Martin
Alvin, Texas 77511                         1200 Smith Street, Suite 1400
P.O. Box 123                               Houston, Texas 77002-4310
Alvin, Texas 77512-0123                    Attn:    Mr. Sidney B. Williams
Attn:  Mr. Kenneth M. Tholan, President    Tel:    713-658-2516
Tel:  281-388-5507                         Fax:    713-658-2553
Fax:  281-388-5583


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon.

         11.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Team and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.11. Expenses. Except as otherwise provided in this Agreement, each of the Parties, Climax and the Subsidiaries will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that none of Climax and its Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby; provided, however, to the extent that Climax or any of its Subsidiaries has borne such costs and expenses, the Sellers agree
(i) to cause such costs and expenses to be paid to Climax or such Subsidiary out of the Purchase Price in Cash at the Closing, or (ii) to reimburse Climax or such Subsidiary for such costs and expenses by Cash payment at the Closing.

         11.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         11.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.15. Arbitration. All disputes, controversies or claims arising out of the transaction evidenced by this Agreement, or between or among the Parties hereto, including but not limited to those arising out of or relating to this Agreement or any related instruments, agreements, or documents, including any claim from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of the American Arbitration Association or any successor thereof ("AAA"), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any Party to this agreement or any related instruments, agreements, or documents may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

                  11.15.1. Special Rules. The following "Special Rules" shall apply to all arbitrations hereunder:

                  11.15.2. Commencement. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

                  11.15.3. Three Arbitrators. The arbitration shall be conducted before a tribunal composed of three neutral arbitrators each of whom shall sign an oath agreeing to be bound by the code of ethics for arbitrators in commercial disputes promulgated by the AAA for neutral arbitrators. Each Party shall appoint an arbitrator, obtain its appointee's acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party within 30 days after delivery of the notice of arbitration.

                  11.15.4. Appointment of Chairman. The two Party-appointed arbitrators shall jointly appoint the third arbitrator from the AAA "blue ribbon" panel for commercial disputes. If the appointment of the third arbitrator is not effected within 30 days, then, upon the joint request of the Parties or the request of either of them, the appointing authority shall appoint the third arbitrator, obtain acceptance of such appointment and acceptance. The third arbitrator shall serve as the chairman of the tribunal.

                  11.15.5. Qualifications of Chairman. The chairman shall be a lawyer admitted to the bar of the State of Oregon who shall have practiced for at least 12 years, shall speak, read and write the English language fluently, shall have expertise in commercial litigation, and be either a former judicial officer or an active partner in a law firm of no less than 50 lawyers.

                  11.15.6. Unavailability of Blue Ribbon Panelists. If for any reason members of the blue ribbon panel are not available to serve as arbitrators or as chairman, then other commercial arbitrators of the AAA may serve, provided that preference shall be given to former judicial officers or active partners or shareholders in a law firm of no less than 50 lawyers with expertise in commercial litigation.

                  11.15.7. Impartiality. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the Parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any Party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Agreement, "appearance of impropriety" shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party.

                  11.15.8. Written Opinion. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his dissent.

                  11.15.9. Framing of Issues. The notice of arbitration shall contain a statement of any dispute in sufficient detail to apprise the other party of (i) the nature and scope of each dispute, (ii) the initiating party's position and (iii) the relief sought. Each other party shall, within 45 days after receipt of the notice, or within such other period of time as the parties may agree, deliver its answer to the initiating party, which shall contain its statement of the dispute, its positions and any counterclaims and the relief that it seeks. The initiating party shall then have 45 days, or such other period of time as the parties may agree, to deliver its reply to any counterclaim raised in the answer. No amendments to the notice, answer or reply shall be permitted without the consent of the other parties or of the arbitrators.

                  11.15.10. Discovery. The Parties agree that discovery shall be handled expeditiously. The Parties shall be entitled to a reasonable number of depositions, the final number which may be decided by the arbitrators if the Parties cannot agree. Interrogatories and requests for production may be used by the Parties under the Federal Rules of Civil Procedure. All disputes regarding discovery shall be promptly resolved by the arbitrators.

                  11.15.11. Locale. The locale for the arbitration shall be in Portland, Oregon unless otherwise agreed by the Parties.

                  11.15.12. Reservation of Rights. Nothing in this arbitration provision shall be deemed to limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                     TEAM:

                                     TEAM, INC.



                                     By:
                                        Kenneth M. Tholan, President

                                     THE BENHAMS:



                                     R. LeRoy Benham



                                     Paula Benham

                                     THE ESOP:

                                     CLIMAX PORTABLE
                                      MACHINE TOOLS, INC. EMPLOYEE
                                      STOCK OWNERSHIP PLAN TRUST



                                     By:
                                        Phillip R. Edin, Trustee



                                     By:
                                        Terry W. Weigel, Trustee



                                     By:
                                       R. LeRoy Benham, Trustee

                                THE EDIN TRUST:

                                The Phillip Edin Living Trust


                                By:
                                   Phillip R. Edin, Sole Trustee

                                WEIGEL:


                                Terry W. Weigel

                            EXHIBIT A - SHAREHOLDERS


--------------------------------------------------------------------------------

    Name of Seller                          Number of Climax Shares Held by Such
                                            Seller
--------------------------------------------------------------------------------
  R. LeRoy Benham                                                     6,355
--------------------------------------------------------------------------------
  Paula Benham                                                        6,355
--------------------------------------------------------------------------------
  The ESOP                                                            7,662
--------------------------------------------------------------------------------
  Phillip R. Edin, Trustee of the Phillip Edin                          340
  Living Trust
--------------------------------------------------------------------------------
  Terry W. Weigel                                                       180
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                           Page
1.       Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.1.    "Accredited Investor"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.2.    "Adverse Consequences"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.3.    "Affiliate"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.4.    "Affiliated Group"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.5.    "Alsana"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.6.    "Alsana Bonus"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.7.    "Alsana Documents"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.8.    "Alsana Litigation"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.9.    "Applicable Rate"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.10.   "Audit"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.11.   "Audit Report"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.12.   "Audited Financial Statements"  . . . . . . . . . . . . . . . . . . . . . . . . .  2
                  1.13.   "Basis"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.14.   "Cash"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.15.   "Climax"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.16.   "Climax Auditor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.17.   "Climax Share"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.18.   "Closing"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.19.   "Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.20.   "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.21.   "Confidential Information"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.22.   "Controlled Group of Corporations"  . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.23.   "Deferred Intercompany Transaction"   . . . . . . . . . . . . . . . . . . . . . .  3
                  1.24.   "Delivery Date"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.25.   "Disclosure Schedule"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.26.   "Employee Benefit Plan"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.27.   "Employee Pension Benefit Plan"   . . . . . . . . . . . . . . . . . . . . . . . .  3
                  1.28.   "Employee Welfare Benefit Plan"   . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.29.   "Environmental, Health, and Safety Laws"  . . . . . . . . . . . . . . . . . . . .  4
                  1.30.   "ERISA"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.31.   "ESOP Contribution" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.35.   "Excess Loss Account"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.36.   "Extremely Hazardous Substance"   . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.37.   "Fiduciary"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.38.   "Financial Statement"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4







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
                  1.39.   "GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.40.   "Indemnified Party"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.41.   "Indemnifying Party"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.42.   "Intellectual Property"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.43.   "June 30, 1998 Audited Balance Sheet"   . . . . . . . . . . . . . . . . . . . . .  5
                  1.44.   "Knowledge"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.45.   "Liability"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.46.   "Most Recent Balance Sheet"   . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.47.   "Most Recent Financial Statements"  . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.48.   "Most Recent Fiscal Month End"  . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.49.   "Most Recent Fiscal Year End"   . . . . . . . . . . . . . . . . . . . . . . . . .  5
                  1.50.   "Multiemployer Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.51.   "Net Worth Deficit"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.52.   "Net Worth Surplus"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.53.   "Ordinary Course of Business"   . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.54.   "Party"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.55.   "PBGC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.56.   "Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.57.   "Problem Disclosures"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.58.   "Prohibited Transaction"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.59.   "Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.60.   "Reportable Event"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.61.   "SEC"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.62.   "Securities Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.63.   "Securities Exchange Act"   . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.64.   "Security Interest"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.65.   "Seller"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.66.   "Subsidiary"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.67.   "Tax"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.68.   "Tax Return"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.69.   "Team's Auditor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.70.   "Team Stock"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  1.71.   "Third Party Claim"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
2.       Purchase and Sale of Climax Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  2.1.    Basic Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  2.2.    Purchase Price.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                  2.2.1.  Purchase Price for the Benhams' Climax Shares.  . . . . . . . . . . . . . . . . .  8
                  2.2.2.  Purchase Price for the ESOP's Climax Shares.  . . . . . . . . . . . . . . . . . .  8
                  2.2.3.  Purchase Price for the Edin Trust's Climax Shares.  . . . . . . . . . . . . . . .  9
                  2.2.4.  Purchase Price for Weigel's Climax Shares.  . . . . . . . . . . . . . . . . . . .  9
                  2.3.    The Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10






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
         2.4.     Deliveries at the Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

3.       Representations and Warranties Concerning the Transaction. . . . . . . . . . . . . . . . . . . . .  10
         3.1.     Representations and Warranties of the Sellers.  . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.1.  Organization of the ESOP. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.2.  Organization of the Edin Trust. . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.3.  Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.4.  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.5.  Brokers' Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.6.  Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.7.  Climax Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.2.     Representations and Warranties of Team.     . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.2.1.  Organization of Team. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.2.2.  Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.2.3.  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.2.4.  Brokers' Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  3.2.5.  Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

4.       Preparation and Delivery of Disclosure Schedule--Team's Right to Review. . . . . . . . . . . . . .  13

5.       Representations and Warranties Concerning Climax and Its Subsidiaries. . . . . . . . . . . . . . .  14
         5.1.     Organization, Qualification, and Corporate Power.   . . . . . . . . . . . . . . . . . . .  14
         5.2.     Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3.     Noncontravention.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.4.     Brokers' Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5.     Title to Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6.     Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7.     Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8.     Events Subsequent to the date of the Most Recent Financial Statements.  . . . . . . . . .  16
         5.9.     Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.10.    Legal Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.11.    Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.12.    Real Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.13.    Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.14.    Tangible Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.15.    Inventory.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.16.    Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.17.    Notes and Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.18.    Powers of Attorney.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.19.    Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.20.    Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.21.    Product Warranty.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.22.    Product Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.23.    Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30






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
         5.24.    Employee Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.25.    Guaranties.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.26.    Environment, Health, and Safety.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.27.    Certain Business Relationships with Climax and Its Subsidiaries.  . . . . . . . . . . . .  33
         5.28.    Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

6.       Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.1.     General.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2.     Notices and Consents.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.3.     Operation of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.4.     Preservation of Business.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.5.     Full Access.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.6.     Notice of Developments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.7.     Exclusivity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.8.     Audit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.10.    Alsana Bonus.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

7.       Post-Closing Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.1.     General.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.2.     Litigation Support.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.3.     Transition.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.4.     Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.5.     Team Stock.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.6.     [Intentionally Deleted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.7.     June 30, 1998 Audited Balance Sheet.  . . . . . . . . . . . . . . . . . . . . . . . . . .  38

8.       Conditions to Obligation to Close. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.1.     Conditions to Obligation of Team.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.2.     Conditions to Obligation of the Sellers.  . . . . . . . . . . . . . . . . . . . . . . . .  41

9.       Remedies for Breaches of This Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.1.     Survival of Representations and Warranties.   . . . . . . . . . . . . . . . . . . . . . .  43
         9.2.     Indemnification Provisions for Benefit of Team.   . . . . . . . . . . . . . . . . . . . .  43
         9.3.     Indemnification Provisions for Benefit of the Sellers   . . . . . . . . . . . . . . . . .  45
         9.4.     Matters Involving Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.5.     Defense of Third Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.6.     Indemnification Payments Deemed to be Adjustments to Purchase Price.  . . . . . . . . . .  46
         9.7.     Indemnification for Certain Alsana Litigation.  . . . . . . . . . . . . . . . . . . . . .  46
         9.8.     Limit on Liability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.9.     Other Indemnification Provisions.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.10.    Assignment of Rights Under Alsana Documents.  . . . . . . . . . . . . . . . . . . . . . .  47

10.      Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.1.    Termination of Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47






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
         10.2.    Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

11.      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.1.    Press Releases and Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.2.    No Third-Party Beneficiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.3.    Entire Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.4.    Succession and Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.5.    Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.6.    Headings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.7.    Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.8.    Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.9.    Amendments and Waivers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.10.   Severability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.11.   Expenses.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.12.   Construction.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.13.   Incorporation of Exhibits and Schedules.  . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.14.   Specific Performance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.15.   Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                  11.15.1.  Special Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.2.  Commencement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.3.  Three Arbitrators . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.4.  Appointment of Chairman . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.5.  Qualifications of Chairman  . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.6.  Unavailability of Blue Ribbon Panelists . . . . . . . . . . . . . . . . . . . .  53
                  11.15.7.  Impartiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  11.15.8.  Written Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  11.15.9.  Framing of Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  11.15.10. Discovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  11.15.11. Locale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  11.15.12. Reservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54







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                         TABLE OF CONTENTS   (Cont'd.)


                                       67
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                         TABLE OF CONTENTS   (Cont'd.)



                                       68
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                         TABLE OF CONTENTS   (Cont'd.)

                         TABLE OF CONTENTS   (Cont'd.)


LIST OF ANNEXES, SCHEDULES AND EXHIBITS:

ANNEX I - Exceptions to Representations and Warranties of the Sellers contained in Section 3.1.

ANNEX II - Exceptions to Representations and Warranties of the Team contained in Section 3.2.

DISCLOSURE SCHEDULE - Exceptions to Representations and Warranties of the Sellers concerning Climax and the Subsidiaries contained in Section 5.

EXHIBIT A - Shareholder List
EXHIBIT B - Financial Statements
EXHIBIT C-1 - Employment Agreement of R. LeRoy Benham
EXHIBIT C-2 - Employment Agreement of Phillip R. Edin
EXHIBIT C-3 - Employment Agreement of Terry W. Weigel
EXHIBIT D-1 - Opinion of Counsel to the Sellers
EXHIBIT D-2 - Opinion of Counsel to the ESOP
EXHIBIT E - Opinion of Counsel to Team
EXHIBIT F - Escrow Agreement
EXHIBIT G - Adjustments to the Most Recent Balance Sheet






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                           TABLE OF CONTENTS (Cont'd)


                            STOCK PURCHASE AGREEMENT

                                     AMONG


                                   TEAM, INC.


                                      AND

                           R. LEROY AND PAULA BENHAM,
                THE CLIMAX PORTABLE MACHINE TOOLS, INC. EMPLOYEE
                          STOCK OWNERSHIP PLAN TRUST,
                        PHILLIP R. EDIN, TRUSTEE OF THE
                           PHILLIP EDIN LIVING TRUST,
                              AND TERRY W. WEIGEL


                                  DATED AS OF
                                  JULY 3, 1998



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